 Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Third Avenue Trust, and to the use of our report dated March 1, 2021 on the financial statements and financial highlights of Third Avenue International Real Estate Value Fund (formerly, REMS International Real Estate Value-Opportunity Fund), a series of shares of the World Funds Trust. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders which are incorporated by reference into the Registration Statement.

Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

April 5, 2021